Exhibit 99.1

Conference Call:	Today, June 8, 2006 at 11:00 a.m. EDT
Dial-in numbers:	415/537-1886 (US and CAN) or 415/537-1886 (International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Cy Talbot	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

MAD CATZ REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS

San Diego, California, June 8, 2006 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), a leading worldwide third party video game accessory provider, today announced financial results for the fourth quarter and fiscal year ended March 31, 2006.

Net sales for the fiscal year ended March 31, 2006 were $100.8 million, a 10.1% decrease from $112.1 million in fiscal 2005. Gross profit for the fiscal year decreased 51.4% to $13.4 million from $27.7 million in the prior fiscal year. Gross profit margin for fiscal 2006 was 13.3% compared to 24.7% in fiscal 2005, partially reflecting a fiscal third quarter $2.0 million payment for the early termination of a long-term purchase commitment. Net loss for the year ended March 31, 2006 was $6.7 million or $(0.12) per share compared to net income of $4.6 million or $0.09 per basic share ($0.08 per diluted share) for the year ended March 31, 2005. EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization), was negative $7.5 million in fiscal 2006 compared to EBITDA of $10.4 million in fiscal 2005. A reconciliation of EBITDA to the Company’s net income (loss) on a U.S. GAAP basis is included in the financial tables accompanying this release.

Net sales for the fourth quarter ended March 31, 2006 were $17.2 million, a decrease of 21.0% from $21.8 million in the fourth quarter of fiscal 2005. Gross profit for the quarter decreased to $0.4 million, compared to $5.2 million in the same quarter of the prior year. Gross profit margin for the fiscal 2006 fourth quarter was 2.2% compared to 24.0% in the same quarter of the prior year. Net loss for the quarter ended March 31, 2006 was $3.3 million, or $(0.06) per share compared to net income of $0.9 million, or $0.02 per basic and diluted share, in the fourth quarter of the prior fiscal year. EBITDA for the quarter ended March 31, 2006 was negative $4.5 million compared to EBITDA of $2.2 million for the quarter ended March 31, 2005.

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Fiscal 2006 Fourth Quarter Highlights:

•	Non-U.S. sales growth

•	Canadian sales rose 70% to $2.0 million from $1.2 million

•	European sales rose 16% to $3.6 million from $3.1 million

•	Seventh consecutive quarter of sales increases representing further market penetration

•	Launched In2Games’ Real World Golf in the North American market for the PlayStation®2 and Xbox®

•	Backed by television advertising campaign

•	Positive response from retail and consumers

•	Sales of the title continue in the European market

•	Further developed extensive line of products for Microsoft Xbox 360™

•	Reduced North American headcount by 20%

Commenting on the results, Darren Richardson, Mad Catz’ President and CEO, stated, “Fiscal 2006 was a difficult year for Mad Catz and the interactive gaming industry as the console transition significantly reduced consumer spending on video game hardware, software and accessories. Our strategies to offset the expected impact of the transition, including expanding our European operations, adding new revenue streams and a range of licensed and branded accessories, publishing additional software titles and developing products for new consoles that did not require first party licenses partially succeeded in the challenging environment. In fiscal 2006, sales in Europe rose 76% to $19.4 million reflecting additional product placements throughout the year and the addition of several new customers.

“Consistent with industry trends, during the fourth quarter, Mad Catz experienced a decline in overall product sales for current generation platforms though we generated impressive sales levels and contributions to the total net sales mix from our Xbox 360 offerings. Fourth quarter gross margins were very disappointing at 2.2% as the sales mix was impacted by aggressive pricing by competitors, inventory reserves established on specific slow moving products, price protection provided to retailers in response to the challenging domestic industry environment and higher royalty payments based upon specific, existing technology agreements. With fiscal 2006 year-end inventory levels at $18.4 million, a 32% decline from the end of fiscal 2005, Mad Catz has addressed the majority of the products and categories that were the subject of the price protection and slow moving inventory reserves.

“During the fourth quarter Mad Catz also recorded significantly higher year-over-year operating expenses fueled by higher sales and marketing expense related to substantial increases in co- op advertising. Operating expenses also reflect the launch and promotion of Real World Golf and one-time costs related to the Company’s staffing reduction. General and administrative expenses also reflect one-time costs and increased legal and professional fees related to litigation and SOX compliance.”

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Mr. Richardson concluded, “Overall we are pleased with Mad Catz’ ability to continue to develop innovative software and accessories that further diversify our product base and international footprint. During fiscal 2006, we launched an extensive line of licensed sports accessories, such as faceplates and controllers representing MLB, NFL and NBA teams and introduced stylish and innovatively designed skins, faceplates and controllers based on licensed entertainment brands.

“The May 2006 E3 industry summit saw the introduction of new platforms and technology applications that are expected to catalyze a resumption of growth in the industry. With a focus by console manufacturers on the potential of the controller to play an important role in the interactivity of the next generation of gaming platforms and our long-term position as a leading third party supplier of control pads, wheels and other accessories, we are looking forward to the latter half of fiscal 2007 and the launch of new consoles from Sony and Nintendo.

“Finally, in a separate release today, we announced the addition of two new members to the Company’s Board of Directors. We are delighted to welcome Robert Molyneux and William Woodward, to the Company as these accomplished individuals bring a diverse range of relevant experience to the Mad Catz board. Robert is a successful financial and investment executive while Bill, co-founder of MacroMedia, Inc., Pulse Entertainment and Launch Media, is an acknowledged successful investor, entrepreneur and innovator. We look forward to the benefit of their counsel and contributions.”

The Company will host a conference call and simultaneous webcast today June 8, 2006, at 11:00 a.m. EDT. Following its completion, a replay of the call can be accessed for 30 days on the Internet from the Company’s Web site (www.madcatz.com, select “Investors”) or for 2 days via telephone at 800/633-8284 (reservation # 21248226) or, for International callers, at 402/977-9140.

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

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Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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MAD CATZ INTERACTIVE, INC.

Consolidated Statements Of Operations

(unaudited, in thousands of US$, except per share and share data)

	Three Months Ended March 31,		Year Ended March 31,
	2006	2005	2006	2005
Net sales	$17,243	$21,838	$100,768	$112,071
Cost of sales	16,860	16,592	87,343	84,421

Gross profit	383	5,246	13,425	27,650
Operating expenses (income):
Sales and marketing	2,547	833	12,252	10,053
General and administrative	2,241	1,848	7,915	6,998
Research and development	417	205	1,605	897
Amortization of intangible assets	201	201	804	804

Total operating expenses	5,406	3,087	22,576	18,752

Operating income (loss)	(5,023)	2,159	(9,151)	8,898
Interest expense, net	(339)	(364)	(1,395)	(1,203)
Foreign exchange loss, net	(58)	(451)	(765)	(582)
Other income	58	19	484	202

Income (loss) before income taxes	(5,362)	1,363	(10,827)	7,315
Income tax expense (benefit)	(2,037)	508	(4,174)	2,733

Net income (loss)	$(3,325)	$855	$(6,653)	$4,582

Net income (loss) per share:
Basic	$(0.06)	$0.02	$(0.12)	$0.09

Diluted	$(0.06)	$0.02	$(0.12)	$0.08

Weighted average number of common shares outstanding:
Basic	54,244,383	53,639,427	54,244,383	53,506,289

Diluted	54,244,383	54,634,557	54,244,383	54,481,162

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MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(unaudited, in thousands of US$)

	March 31, 2006	March 31, 2005
Assets
Current assets:
Cash	$1,607	$1,085
Accounts receivable, net	12,024	17,549
Other receivables	430	1,804
Inventories	18,390	26,865
Income taxes receivable	4,436	—
Deferred tax assets	2,659	3,636
Other current assets	1,661	895

	41,207	51,834
Deferred tax assets	104	578
Property and equipment, net	2,427	1,831
Intangible assets, net	2,633	3,438
Goodwill	22,364	21,455

Total assets	$68,735	$79,136

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$8,581	$12,100
Accounts payable and accrued liabilities	23,302	22,643
Accrued taxes payable	—	1,490

	31,883	36,233
Shareholders’ equity:
Capital stock	46,746	46,746
Accumulated other comprehensive income	7,116	6,514
Accumulated deficit	(17,010)	(10,357)

Total shareholders’ equity	36,852	42,903

Total liabilities and shareholders’ equity	$68,735	$79,136

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MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, in thousands of US$)

Geographical Sales Data

The Company’s net sales are attributable to the following geographic segments:

	Three Months Ended March 31,		Year Ended March 31,
	2006	2005	2006	2005
Net sales
United States	$11,476	$17,551	$72,172	$91,436
Europe	3,566	3,086	19,373	10,981
Canada	2,017	1,187	8,892	9,419
Other countries	184	14	331	235

	$17,243	$21,838	$100,768	$112,071

EBITDA Reconciliation

EBITDA represents net income plus interest, taxes, depreciation and amortization.

	Three Months Ended March 31,		Year Ended March 31,
	2006	2005	2006	2005
Net income (loss)	$(3,325)	$855	$(6,653)	$4,582
Adjustments:
Interest expense	339	364	1,395	1,203
Income tax expense (benefit)	(2,037)	508	(4,174)	2,733
Depreciation and amortization	494	456	1,904	1,852

EBITDA	$(4,529)	$2,183	$(7,528)	$10,370

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EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

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